As filed with the Securities and Exchange Commission on December 20, 1999.

Registration No.  ________
===========================================================================
                  SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549

                                FORM S-3

       REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        Earth Sciences, Inc.
       (Exact name of registrant as specified in its charter)

          Colorado	                           84-0503749
   (State of incorporation)          (IRS Employer Identification No.)

           910 12th Street, Golden, Colorado        80401
    (Address of principal executive offices, including Zip Code)

(Registrant's telephone number, including area code):   (303) 279-7641

                          Mark H. McKinnies
              910 12th Street, Golden, Colorado  80401
                           (303) 279-7641
      (Name, address, including zip code and telephone number,
           including area code, of agent for service of process)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.
	[   ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.  [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.  [   ]

If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.  [   ]

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



CALCULATION OF REGISTRATION FEE
_______________________________________________________________________________
                                     Proposed    Proposed
Title of each class	               	 maximum     maximum aggre-
of securities to be  Amount to be  	 offering    gate offering    Amount of
registered	          registered      price per   price
registration
                                     share                        fee
_______________________________________________________________________________

Common Stock, $.01
par value:
 Issued and
   outstanding      217,327 Shares    $ .22 (1)   $  47,812 (1)  $     13.29
  Issuable upon
   exercise of
   options        4,813,827 Shares    $ .01 (2)   $  48,138 (2)  $     13.38
_______________________________________________________________________________
Totals            5,031,154 Shares	              $  95,950       $     26.67
_______________________________________________________________________________

(1) Based on the average price of the common stock on the OTCBB Market on December 14, 1999. The resulting fee is calculated pursuant to section (c) of Rule 457 of Regulation C.
(2) Based on the exercise price of the options.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PROSPECTUS
SUBJECT TO COMPLETION, DATED December 20, 1999

                          EARTH SCIENCES, INC.
                   5,013,154 SHARES OF COMMON STOCK

This prospectus relates to shares of our common stock being offered for resale by certain selling shareholders and those shares to be acquired upon exercise of certain stock options as described more fully below. The shares of common stock offered consist of:
    * 217,327 shares of common stock currently issued and outstanding, and
    * 4,813,827 shares of common stock issuable upon exercise of options at an exercise price of $.01 per share.

The selling stockholders may offer their 217,327 shares common stock through or to securities brokers or dealers designated by them in the over-the-counter market or in other transactions negotiated by the selling stockholders.

We would receive $48,138 upon the exercise of all of the options. The exercise of the options are subject to certain market conditions as described below in Risk Factors and Determination of Offering Price.

The acquisition and ownership of our common stock involves a high degree of risk. Only investors who are able to afford the risk of loss of their entire investment should purchase our common stock. See "Risk Factors" beginning on page 2 of this prospectus.

Our common stock is traded in the over-the-counter market and is quoted on the OTCBB Market under the symbol "ESCI". On December 14, 1999, the last quoted sales price of the common stock on the OTCBB was $.22 per share.


Neither the Securities and Exchange Commission nor any state securities Commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated December 20, 1999.


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

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. Neither the selling stockholders nor we have authorized anyone else to provide you with different information. We and the selling stockholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

RISK FACTORS
An investment in our common shares is speculative and involves a high degree of risk. You should carefully review the information set forth below, the information incorporated by reference, as well as other information appearing elsewhere in this prospectus, before making an investment in our common shares. The following are the most significant risk factors that we believe are material to investors who purchase or own our common shares.

SPECIFIC RISKS RELATED TO US
----------------------------
WE HAVE NOT PAID DIVIDENDS.
We have paid no cash dividends on our common stock and have no present intention of paying cash dividends in the foreseeable future. It is the present policy of our Board of Directors to retain all earnings to provide for our growth. Payments of cash dividends in the future will depend, among other things, upon our future earnings, requirements for capital improvements, our operating and financial conditions and other factors that are considered important by the Board of Directors.

WE HAVE A HISTORY OF LOSSES.
While we reported net income in fiscal 1995, our operating history has shown losses from operations in the fiscal years ending December 31, 1988 through 1994, in 1996 through 1998, and thus far in 1999. While certain of our operations may be profitable during a given fiscal year, our operations as a whole may be unprofitable due to
    * the start up nature of our major activities,
    * exploration and development costs on properties from which no revenue is derived,
    * continuing corporate general and administrative costs, and
    * interest expense associated with long term debt.

THE EXERCISE OF OPTIONS WILL DILUTE CURRENT SHAREHOLDERS AND MAY
REDUCE THE MARKET PRICE OF THE COMMON STOCK.
See the discussion below under the heading "Determination of Offering Price" with regard to the conditions for exercise of the options. The total number of option shares that may be issued upon exercise of the options is limited to no more than 4,813,827. The table below sets forth the option shares that may be issuable based on various prevailing market prices and the percentage such option shares would represent of the outstanding shares of common stock. The option holders have agreed to limit their weekly sales of shares in total, except in the event of unusual market activity, to the greater of 2% of shares held, including option shares, or 40% of the previous week's trading volume of the shares.

   Prevailing Market      Option Shares                 Approx. % of
    Price per Share          Issuable                  Outstanding Shares
    -----------------------------------------------------------------------
        $.20                 4,813,827                      19.1%
        $.40                 2,444,408                       9.7%
        $.60                 1,128,064                       4.5%
        $.80                   515,940                       2.0%
       $1.00                   160,627                       0.6%

The issuance of any option shares will dilute the percentage interests and could dilute the per share book value of existing shareholders, including persons purchasing securities in this offering. The average daily volume of sales in November 1999, as reported by OTCBB, was approximately 76,000 shares. Assuming that the option holders receive the maximum option shares and also sell all those shares of common stock into the market, such sales would represent approximately of 19% of the then outstanding shares. Such sales would represent approximately 64 days of trading volume or 158 days based on November's average volume and the selling limitations noted above. We expect the impact of that volume of shares being sold in the market, absent any significant news announcements, would have a depressive impact on the market price of the Common Stock.

FUTURE ISSUANCES OF COMMON STOCK WILL DILUTE CURRENT SHAREHOLDERS AND MAY REDUCE THE MARKET PRICE OF THE COMMON STOCK.
The Board of Directors has the authority to authorize the offer and sale of additional securities without the vote of or notice to existing shareholders. Based on the current working capital deficit and the need for additional working capital to fund expected growth, it is likely that we may issue additional securities to provide such capital, and that such additional

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

issuances may involve a significant number of shares. The issuance of additional securities will dilute the percentage interests and may dilute the per share book value of existing shareholders, including persons purchasing securities in this offering, and may also reduce the market price of the common stock.

THE PRICE OF OUR COMMON STOCK HAS BEEN AND MAY BE VOLATILE.
The market price for shares of our common stock has been and may be volatile depending on news announcements or changes in general market conditions. In recent years the stock market has experienced extreme price and volume fluctuations. Our stock over the last 52 weeks has traded in the range from a high of $1.47 to a low of $.20, which range as a percentage of the price is greater than the market in general. The start-up nature of our activities and uncertainties about future performance, as discussed in these risk factors, may create more volatility and greater risk to an investor in our company than to an investor in the market in general.

WE WERE RECENTLY DELISTED FROM THE Nasdaq SmallCap MARKET.
Our common stock was listed on the Nasdaq SmallCap Market under an exemption from the minimum bid price requirement, which is $1.00. The exemption was granted by Nasdaq until June 30, 1999. On July 14, 1999 Nasdaq removed our stock from the SmallCap Market. The common stock now trades on the OTC Bulletin Board. The OTCBB does not impose listing standards or maintain relationships with quoted issuers but does require sponsorship by a participating Market Maker and periodic filing of financial information with the SEC.

RISKS RELATED TO OUR MINERAL EXPLORATION AND DEVELOPMENT ACTIVITIES
-------------------------------------------------------------------
THE NATURE OF MINERAL EXPLORATION AND DEVELOPMENT IS RISKY; WE HAVE NOT YET DISCOVERED ANY PROVEN COMMERCIALLY VIABLE RESERVES ON OUR MINERAL PROPERTIES; WE COULD INCUR A WRITEDOWN ON OUR INVESTMENT IN ANY SUCH PROPERTY.
Exploration for minerals is highly speculative and may involve greater risks than many other businesses. Many exploration programs, including those, which we have conducted, do not result and have not resulted in the discovery of mineralization. Any mineralization discovered, may not be of sufficient quantity or quality to be profitably mined. Our mineral exploration and development activities are subject to all of the operating hazards and risks normally incident to such activities. These hazards and risks include encountering unusual or unexpected formations, environmental pollution, personal injury and flooding. All of these factors may result in losses in relation to the amounts spent, which are not recoverable. No commercially viable reserves are presently known to exist on our mineral properties. If management determines that capitalized costs associated with any of our mineral interests are not likely to be recovered, we would incur a writedown on our investment in such property interest.

WE HAVE A COMPETITIVE DISADVANTAGE DUE TO OUR LIMITED FINANCIAL RESOURCES AND MINERAL LANDS OF INTEREST TO US MAY BE ACQUIRED BY OTHERS.
Many companies and individuals are engaged in mineral exploration and development, including large, established mining companies with substantial capabilities and long earnings records. There is a limited amount of desirable mineral lands available for claim staking, lease or other acquisition in the US, Venezuela and other areas where we contemplate conducting exploration activities. In general, we are at a competitive disadvantage in acquiring mineral properties since we must compete with other individuals and companies, most of which have greater financial resources and larger technical staffs than ours. For example, the annual exploration budgets of major mineral companies typically are several million dollars. Our exploration budget for 1999 is expected to be not more than $100,000. From time to time, specific properties or areas, which would otherwise be attractive to us for exploration or acquisition, are unavailable due to their previous acquisition by other companies. Our limited financial resources restrict our ability to act quickly and deter our ability to mount the extensive exploration efforts often needed to find and acquire attractive mineral properties.

THE PRICE OF MINERALS FLUCUATES; WEAK GOLD PRICES WILL LESSEN THE ATTRACTIVENESS OF OUR PROPERTIES TO OTHERS AND REDUCE OUR EXPECTED RETURNS.
The market price of minerals is extremely volatile and beyond our control. Mineral prices are generally influenced by basic supply/demand fundamentals. The market dynamics of supply/demand can be heavily influenced by economic policy, i.e., central banks sales/purchases, political unrest, conflicts between nations, and general perceptions about inflation. Fluctuating metal prices may have a significant impact on our results of operations and operating cash flow. Furthermore, if the price of a mineral should drop dramatically, the value of our properties which are being explored or developed for that mineral could also drop dramatically, and we might not be able to recover our investment in those properties. The decision to put a mine into production, and the commitment of the funds necessary for that purpose, must be made long

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

before the first revenues from production will be received. During the last five years, the average annual market price of gold has fluctuated between $285 per ounce and $384 per ounce. The price of gold has recently declined as a result of decisions by the UK and International Monetary Fund to sell gold reserves. It appears to be the trend of many central banks to reduce their gold holdings in favor of assets which offer higher returns. The sale of gold reserves and the influx of gold into the marketplace beyond what comes from production has weakened gold prices over the last two years. These trends may continue. The current price of gold is approximately $280 per ounce. Price fluctuations between the time that such a decision is made and the commencement of production can change completely the economics of the mine. Although it is possible to protect against price fluctuations by hedging in certain circumstances, the volatility of mineral prices represents a substantial risk in the mining industry generally which no amount of planning or technical expertise can eliminate. We are not involved in, nor do we expect to enter into any hedging activities.

ENVIRONMENTAL CONTROLS ARE INCREASING AND COSTLY.
Compliance with environmental quality requirements and reclamation laws imposed by federal, state, provincial, and local governmental authorities may require significant capital outlays, may materially affect the economics of a given property, or may cause material changes or delays in our intended activities. The Secretary of the Interior has directed the Bureau of Land Management to propose amendments to surface management regulations that impose more stringent reclamation and environmental protection requirements on mining operations.
The extent of the changes, if any, which may be made by the BLM is not presently known, and the potential impact on us as a result of future regulatory action is difficult to predict. New or different environmental standards imposed by any governmental authority in the future may adversely affect our activities. We are not currently conducting any activities which are adversely affected by environmental standards, nor are we currently subject to any reclamation costs. However, US Federal and state environmental laws and regulations potentially applicable to our exploration activities include:
(a) the assessment of environmental impacts with regard to the National Environmental Policy Act and its state counterparts;
(b) the Endangered Species Act and any comparable state laws;
(c) water quality laws and regulations which address impacts on waters of the United States or a state;
(d) solid, and possibly hazardous, waste laws and regulations to the extent that waste is generated as a result of activities on the property;
(e) air quality laws and regulations if air emissions result from site operations; and
(f) mined land operational and reclamation requirements.
All of the items in the list above have the potential to substantially increase the cost and significantly lengthen the timeframe of activities we might carry
out.   In addition to the imposition of requirements which may impact operations, a number of these environmental laws and regulations impose permitting requirements related both to the initiation of certain mining activities as well as to the ongoing operation once mining commences. Local regulations in the U.S. typically are land use related rather than environmental. Although environmental regulatory costs to date and those expected in 1999 are not significant, they may become substantial in the future. Such costs are considered a part of the ordinary costs of our business.

THE TITLE TO MINERAL PROPERTIES CAN BE UNCERTAIN.
Two of our mineral properties which are in the US include a total of 17 unpatented mining claims to which we have only possessory title. These claims cover a total of approximately 870 acres in Montana and Nevada. We also hold mineral interests on 4 other properties covering approximately 5,600 acres that do not include any unpatented mining claims. Because title to unpatented mining claims is subject to inherent uncertainties, it is difficult to determine conclusively ownership of such claims. Since a substantial portion of all mineral exploration, development and mining in the US now occurs on unpatented mining claims, this uncertainty is inherent in the mining industry. In addition, in order to retain title to an unpatented mining claim, a claim holder must have met annual assessment work requirements ($100 per claim) through September 1, 1992 and must have complied with stringent state and federal regulations pertaining to the filing of assessment work affidavits. Moreover, after September 1, 1992, the right to locate or maintain a claim generally is conditional upon payment to the US government of a rental fee of $100 per claim per year for each assessment year instead of performing assessment work. Neither Montana nor Nevada currently have State laws that require performance of assessment work.

The present status of our properties as unpatented mining claims located on public lands of the US allows the claimant the exclusive right to mine and remove valuable minerals, such as precious and base metals and industrial minerals, found on those claims. Also, those claims allow us to use the surface

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

of the land solely for purposes related to mining and processing the mineral-bearing ores. However, legal ownership of the land remains with the US government. Accordingly, with an unpatented claim, the US government retains many of the incidents of ownership of land. The US government regulates use of the surface, and we remain at risk that the claims may be forfeited either to them or to rival private claimants due to failure to comply with statutory requirements as to locations and maintenance of the claims. If there exists a valuable deposit of locatable minerals (which is the requirement for the unpatented claim to be valid in the first place), and provided certain levels of work and improvements have been performed on an unpatented mining claim, the Mining Law of 1872 authorizes claimants to then seek to purchase the full title to the claim, thereby causing the claim to become the private property of the claimant. Such full ownership expands the claimant's permissible uses of the property (to any use authorized for private property) and eliminates the need to comply with maintenance and reporting requirements necessary to protect rights in an unpatented claim. At present there is a statutory moratorium in effect prohibiting the Department of Interior from accepting and processing new applications for purchase of fee title to mining claims. The moratorium is likely to continue indefinitely but does not affect the ability to hold and develop valuable deposits by means of unpatented mining claims.

LEGISLATION HAS BEEN PROPOSED THAT WOULD SIGNIFICANTLY AFFECT THE MINING
INDUSTRY.
For the last several Congressional sessions, bills have been repeatedly introduced in the U.S. Congress, which would supplant or radically alter the provisions of the Mining Law of 1872. As of September 30, 1999, no such bills have passed, although a number of differing and sometimes conflicting bills are now pending. If enacted, such legislation could substantially increase the cost of holding unpatented mining claims and could impair the ability of companies to develop mineral resources on unpatented mining claims. Under the terms of certain proposed legislation, the ability of companies to obtain a patent on unpatented mining claims would be nullified or substantially impaired. Moreover, certain forms of such proposed legislation contain provisions for the payment of royalties to the federal government in respect of production from unpatented mining claims, which could adversely affect the potential for development of such claims and the economics of operating existing mines on federal unpatented mining claims. Our financial performance could therefore be affected adversely by passage of such legislation. It is impossible to predict at this point what any legislated royalties might be, but a potential three to four percent gross royalty, assuming a gold price of $300 per ounce, would have an approximated $9 to $12 per ounce impact on our costs of any production from unpatented mining claims.

OUR FUNDING FOR EXPLORATION IS UNCERTAIN.
We have funded much of our exploration and acquisition activities through joint venture arrangements, which minimize the cost of such activities to us and allow us to explore and acquire a greater number of properties than we would otherwise be able to explore or acquire on our own. We have also funded a portion of our exploration activities without joint venture participation, resulting in increased costs to us. We have been successful in raising such funds for our exploration activities. Additional funding from existing partners or third parties, however, may be necessary to conduct detailed and thorough evaluations of, and to develop certain properties. Our ability to obtain this financing will depend upon, among other things, mineral prices and the industry's perception of their future prices. Therefore, availability of funding is dependent largely upon factors outside of our control, and cannot be accurately predicted. We do not know from what sources we will derive any required funding. If we are not able to raise additional funds (as to which there can be no assurance), we will not be able to fund certain exploration activities on our own. At the end of August 1999, we closed two of our three field camps in Venezuela and have suspended further exploration activities there until additional funding becomes available.

THE UNCERTAINTY OF DEVELOPMENT AND OPERATING PROPERTY ECONOMICS AND ORE GRADES AT FUTURE DEVELOPMENT PROPERTIES.
Decisions as to whether any of the mineral development properties which we now hold or which we may acquire in the future contain commercially minable deposits, and whether such properties should therefore be sold or brought into production, will depend upon the results of exploration programs and/or feasibility analyses and the recommendations of duly qualified engineers or geologists. Such decisions will involve consideration and evaluation of several significant factors, including, but not limited to, the
(a) costs of bringing a property into production, including exploration and development work, preparation of production feasibility studies and construction of production facilities,
(b) availability and costs of financing,
(c) ongoing costs of production,
(d) market prices for the mineral to be produced, and
(e) the amount and grades of reserves or mineralized material.

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
There can be no assurance that any of the development properties we now hold, Or which we may acquire, will contain a commercially minable mineral deposit, and therefore no assurance that we will ever generate a positive cash flow from the sale of or production operations on such properties. In addition, once a property is sold with a retained royalty or placed into production, risks still exist that the amount and grade of its reserves will not actually be as predicted. To the extent that lower amounts and/or grades of reserves are experienced, costs per unit produced and profitability can be adversely affected. Depending upon the extent of such an effect in any of our properties, we could incur a writedown on our investment in any such property.

RISKS RELATED TO THE PRODUCTION AND SALE OF PURIFIED PHOSPHATE PRODUCTS AND ADA
-------------------------------------------------------------------------------
OUR SOLVENT EXTRACTION PROCESS HAS NOT BEEN PROVEN COMMERCIALLY VIABLE.
The solvent extraction process we developed for the production of purified phosphoric acid ("PPA") has not been proven on a continuing commercial basis at the Calgary plant. Although we have performed numerous bench-scale and pilot plant tests of the process, there can be no assurances that the process will yield satisfactory results when employed on a continuing commercial scale.

WE HAVE LIMITED EXPERIENCE IN MARKETING INDUSTRIAL CHEMICALS AND LACK LONG-TERM SALES CONTRACTS.
The growth and profitability of operations at the ESEC facility in Calgary are dependent upon, among other things, the sale of purified phosphate products to chemical distributors and customers. ESEC signed a letter of intent with Chemical Interchange Company to sell 6,000-8,000 tons per year of PPA for distribution in the US primarily east of the Rocky Mountains and is presently negotiating a similar contract with another group. The tonnage sales expected under the CIC contract represent approximately one third of the anticipated production in 1999. We have limited experience in marketing industrial chemicals and we are relying on consultants and others to initiate and maintain other sales contacts. PPA is not typically sold under long-term contracts, and we do not have any other significant long-term commitments to purchase our products. There can be no assurances that we will be successful in our future sales efforts.

THE SUPPLY OF RAW MATERIALS IS CRITICAL AND WE LACK LONG-TERM PURCHASE
CONTRACTS.
The growth and profitability of operations at the our solvent extraction facility in Calgary is dependent upon, among other things, the availability of sufficient raw materials at reasonable prices. We modified the facility to purify superphosphoric acid ("SPA") to produce a technical grade PPA and by-products. We purchase SPA from three US suppliers. We generally receive a discount from listed market price from two of those suppliers, while we have been purchasing at an annual fixed price from the third which approximates market price. We have been able to acquire sufficient quantities to supply our estimated requirements of SPA, but we have no long-term contracts for supply and other suppliers of SPA may not be available. There can be no assurances that we will be able to obtain sufficient quantities of SPA at reasonable prices in the future.

OUR FUTURE PROFITABILITY IS DEPENDENT UPON OUR ABILITY TO EXPAND
GEOGRAPHICALLY.
The growth and profitability of operations at our solvent extraction facility in Calgary will be dependent upon, among other things, our ability to become the predominate supplier of PPA in the geographic region surrounding Calgary and on the US West Coast, and to sell on an increasing basis to the Minneapolis/Chicago area. Although the contract with CIC will move products into the Midwest, there can be no assurance that our efforts to expand sales can be accomplished on a profitable basis.

PRODUCT QUALITY, PRICE AND DISTRIBUTION CAPABILITIES DEFINE COMPETITION FOR PURIFIED PHOSPHATE PRODUCTS.
Our purified phosphate products are being sold in markets that are highly competitive. The principal competitive factors include product quality, price and distribution capabilities. There can be no assurances that we will be able to compete successfully against current and future competitors based on these factors. We compete with several domestic and international producers, most, if not all, of whom have substantially greater financial, production, distribution and marketing resources than ours. Increased competition could result in price reductions, reduced margins and loss of market share, all of which could have a material adverse affect on our business, financial condition and results of operations.

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

PRODUCTION HAS RECENTLY BEEN SUSPENDED WHILE WE SEEK ADDITIONAL WORKING CAPITAL. Production at the Calgary facility was suspended at the end of August 1999 to limit cash flow deficits being experienced in operations. Projections indicate that a level of approximately 1,000 tons per month of purified phosphoric acid production and sales are necessary to achieve a cash flow break even. We have insufficient working capital to build the inventories of raw materials, work-in-process and finished goods needed to sustain that rate of production and sales. We are currently seeking a minimum total of approximately $2.5 million in funding:
  (1) $1.5 million in order to build the needed inventories,
  (2) $500,000 to modify the facility to produce food-grade product, and
  (3) $500,000 to improve efficiencies and increase the capacity from the current estimated 16,500 tons per year of primary product to 25,000 tons per year. There can be no assurances that we will be successful in acquiring the needed funding or that the facility will return to operations for its currently intended purposes.

ADVERSE EFFECTS OF POTENTIAL LACK OF DEMAND FOR ADA's SERVICES.
If there is no demand, or the demand is less than projected, for ADA's services for flue gas conditioning, we will not recognize the synergies expected from its acquisition, because ADA will not be able to utilize our purified phosphate products.


WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, therefore, file reports, proxy statements and other information with the SEC. You can inspect and copy all of this information at the Public Reference Room maintained by the SEC at 450 Fifth Street, NW, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site that contains reports, proxy statements and information statements and other information regarding issuers, such as us, that file electronically with the SEC. The address of this web site is http:\\www.sec.gov.

This prospectus, which constitutes a part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act of 1933, omits certain of the information set forth in the registration statement. Accordingly, you should reference the registration statement and its exhibits for further information with respect to our common stock and us. Copies of the registration statement and its exhibits are on file at the offices of the SEC. Furthermore, statements contained in this prospectus concerning any document filed as an exhibit are not necessarily complete and, in each instance, we refer you to the copy of such document filed as an exhibit to the registration statement. You should rely only on the information or representations provided in this prospectus and the registration statement. We have not authorized anyone to provide you with different information.

The common stock of the Company is currently traded in the over-the-counter market and is quoted on OTCBB Market. Reports, proxy statements and other information filed by the Company prior to June 30, 1999 can be inspected at the National Association of Securities Dealers, Inc. 1735 K Street NW, Washington, D.C. 20006.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information in this prospectus. Accordingly, we incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act:

1. Our annual report on Form 10-KSB, as amended, for the year ended
   December 31, 1998.
2. Our quarterly report on Form 10-QSB, as amended, for the three months ended March 31, 1999.
3. Our quarterly report on Form 10-QSB, as amended, for the three and six months ended June 30, 1999.
4. Our quarterly report on Form 10-QSB for the three and nine months ended September 30, 1999.
5. A description of our common stock contained in the Registration
   Statement on Form 8-A as declared effective by the Securities and Exchange Commission.

All reports and other documents we subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the filing of a post-effective amendment which indicates that all securities offered under this prospectus have been sold or which deregisters all securities remaining unsold, should also be considered to be part of this prospectus from the date of the filing of those reports and documents.

We will provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request a copy of our annual and quarterly reports as filed with the Commission, and/or a copy of any or all of the documents which are incorporated by reference in this document The annual reports on Form 10-KSB include our audited financial statements. Requests should be directed to Earth Sciences, Inc., 910 12th Street, Golden, Colorado 80401, Attention: Investor Relations (telephone 303-279-7641).

_________________________________

FORWARD LOOKING STATEMENTS

Except for historical information contained in this prospectus, the matters discussed in this prospectus may contain or incorporate certain forward-looking information. Statements containing terms such as "believes," "does not believe," "no reason to believe," "expects," "plans," "intends," "estimates," "anticipates" are considered to contain uncertainty and are forward-looking statements. Forward looking statements involve risks and uncertainties that could cause results to differ materially, including changing market conditions and other risks detailed in this prospectus and other documents filed by us with the Securities and Exchange Commission from time to time. Factors that might cause such a difference include, but are not limited to, those discussed in the section entitled "RISK FACTORS" above. You are cautioned that no forward-looking statement is a guarantee of future performance and you should not place undue reliance on any forward-looking statement, which reflect management's analysis only as of the date of such statements.. These securities are speculative and involve a high degree of risk. You should only purchase these securities if you can afford to lose your entire investment. You should carefully consider the risks set forth above under the title "RISK FACTORS" prior to purchasing our common stock. We are not taking on the obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date of this prospectus.

EARTH SCIENCES, INC.

We are a chemical processing, air pollution control and mineral exploration company. We commenced production of purified phosphate products in Calgary in June 1997. We were originally incorporated under the name of Colorado Central Mines, Inc. in Colorado in 1957. Our major activities include the operation of our solvent extraction facility in Calgary, Alberta for production of purified phosphate products, which operations have been temporarily suspended while we seek additional working capital; flue gas conditioning technology for coal-fired boilers and other applications provided through ADA Environmental Solutions LLC, a wholly-owned subsidiary; and continued exploration activities for diamond and gold resources in Venezuela. Operations at the extraction facility and further exploration activities in Venezuela have been temporarily suspended to improve cash flow while we seek additional working capital as discussed above in Risk Factors and in the second paragraph below.

Our principal executive offices are located at 910 12th Street, Golden, Colorado, 80401, and our telephone number is (303) 279-7641.

Our solvent extraction facility in Calgary, Alberta, recovered uranium from phosphoric acid during the period from 1983 through 1987. Uranium oxide production was suspended in the fall of 1987 when the adjacent fertilizer plant from which the facility received its feed stock suspended operations. The contract under which the uranium was sold was with Yankee Atomic Electric Co. and Vermont Yankee Nuclear Power Corp. and restricted the use of the facility solely to uranium extraction. We modified the contract with the Yankee companies in 1990 to allow us to use the facility for any other lawful activity. Revamp of the facility to allow production of purified phosphate products was completed in 1997. The Calgary facility had been routinely producing technical grade phosphoric acid until August of 1999 when operations were temporarily suspended while we seek approximately $2.5 million in funding for working capital and improvements.

In May 1998, we acquired the remaining 49% interest in ADA through the issuance of approximately 1,715,000 of its common stock. Our initial 51% interest was purchased in 1997 by payments to ADA totaling $2,500,000. At that time we obtained the option to acquire the remaining 49%. We believe ADA can capture a significant portion of the utility and industrial flue gas conditioning market with its nontoxic conditioner, which offers both technical and economical advantages over the hazardous chemicals currently being used. Our Calgary plant has provided ADA with purified phosphoric acid (PPA), a chemical component in many of the blends used in our flue gas conditioners.

RECENT DEVELOPMENTS

Private Placements of Common Stock
From December 1998 through February 1999, we sold a total of 1,360,623 shares of common stock and received net proceeds of $1,237,000. The shares were sold at closing bid prices which ranged from $.55 to $.91 per share. Originally, we had the obligation to issue additional shares to those purchasers based on certain market prices, which obligation has recently been converted to stock options essentially under the same terms. To provide for that obligation we have issued options for a total 4,813,827 shares which are exercisable based on certain market prices as described below in Determination of Offering Price.

The registration of all the option shares and certain other shares of common stock issued and outstanding are included in this prospectus. The private placements of Common Stock were made to provide working capital for the Calgary facility for production of purified phosphate products and our general working capital needs.

News Releases and Current Announcements
Since June 1999 we have made the following news releases and announcements
(the full text of these announcements is available on our web site at www.earth-sciences.com):
1) June 10, 1999 - ADA announced the signing of an agreement with Wells Fargo & Co. to finance its receivables.
2) June 10, 1999 - We announced the reopening of the Calgary facility after an approximately one month maintenance shut down, the drop of 17% in feed stock prices and finalization of our financing agreement with the Hongkong Bank of Canada.
3) June 11, 1999 - ADA announced signing of air pollution control contract with MidAmerica Energy.
4) September 2, 1999 - We announced the reduction in expenditures in Calgary and Venezuela, by suspension of activities, to concentrate resources on ADA growth.
5) September 14, 1999 - We announced the award of a $1 million contract from the DOE to ADA for research into new products.
6) September 28, 1999 - ADA announced the appointement of Richard Schlager as Vice President.
7) November 10, 1999 - We announced our third quarter results.
8) November 15, 1999 - We announced ADA's achievement of cash flow and stand alone profits in the 3rd quarter of 1999.

USE OF PROCEEDS - Sales by Selling Stockholders

We will not receive any proceeds from the sale of common stock by the selling stockholders.  In connection with this offering, we estimate that we will incur costs of approximately $4,000 for legal, accounting, printing, and other costs.
Any separate costs of selling stockholders will be borne by them.
______________________________________________________________________________
 	            Price	         Offering       Proceeds to        Proceeds to
             	to Public      Commissions 	Selling Stockholders   Company
------------------------------------------------------------------------------
By Selling
 Stockholders
  Per Share ..$       .22    	$    --         	$      .22    	   $   --
  TOTAL.......$    47,812    	$    --         	$   47,812        $   --
____________________________________________________________________________

The price per share for the securities offered by the selling stockholders is estimated at the last sales price quoted on the OTCBB for the common stock on December 14, 1999. The common stock may be offered at the current market price, which may vary through the period during which the securities may be offered, or at such other prices as may be negotiated by the selling stockholder and the purchaser at the time of sale. The securities to be sold by selling stockholders may be sold by them or through or to securities brokers or dealers, which sales may involve the payment of commissions by the selling stockholders.

USE OF PROCEEDS - Exercise of Options
We would receive up to $48,138 upon the exercise of the stock options, which amount is expected to be used for general working capital purposes. Any separate costs of option holders will be borne by them. The proceeds to the company does not reflect expenses of this offering payable by the Company estimated at $4,000.

SELLING STOCKHOLDERS

The following table provides certain information, as of the date of this prospectus, respecting the selling stockholders, the shares of common stock held by them or to be held, to be sold, and to be held following the offering, assuming the sale by such selling stockholders of all shares of common stock offered. The listed selling stockholders, with the exception of World Capital Funding as noted below, purchased or received a total of 1,540,623 shares of common stock from us at various dates at the then current market price. All of those shares have previously been registered for sale.

To the best of our knowledge, none of the selling stockholders are broker dealers or affiliated with any broker dealers.

                                                                 Shares Owned
             Securities Owned Prior to the Offering             After Offering
                    				 Common      Stock Options  Shares to
Selling Stockholders     Stock         Held(1)      be Offered   Number(2)   %
_______________________________________________________________________________
Augustine Fund, LP(3)   684,591       1,948,124       57,715     2,575,000  9.0
Daniel R. Bisque (4)    213,928         389,625       11,543       592,010  2.2
Michael J. DeBoer (5)    93,086	        188,462        5,548       276,000
1.0
Pegasus Holdings,
  Ltd. (6)	             385,495         779,249       60,744     1,104,000  4.0
Barry Seidman           385,495         779,249       60,744     1,104,000  4.0
Franklin J. Stermole    104,921         173,450        4,921       273,450  1.1
R. Scott Tracey (7)     150,639    	    339,668       10,067       480,240  1.8
World Capital
  Funding, LLC (8)      186,045         316,000        6,045       396,000  1.5
______________________________________________________________________________

  Totals   	          2,204,200       4,913,827      217,327     6,809,700 21.8
===============================================================================

(1) The stock options shown, with the exclusion of options for 100,000 shares held by World Capital Funding which are exercisable at an average price of $1.25 per share, are exercisable at $.01 per share through November 2001, but only to the extent described below under Determination of Offering Price.
(2) The amounts shown include the stock options noted in (1) above.
(3) The Augustine Fund, LP is controlled by its general partner, Augustine Capital Management, Inc., whose investment decisions are made by John Porter, Brian Porter and Thomas Duszynski.
(4) Daniel R. Bisque is the son of an officer and director of the Company.
Such officer and director disclaims any beneficial ownership in the Common
Stock held.
(5) Michael J. DeBoer is the son-in-law of an officer and director of the Company. Such officer and director disclaims any beneficial ownership in the common stock held.
(6) Pegasus Holdings Ltd. is a non-US entity beneficially owned by the Pegasus Trust whose investment decisions are made by James Grant.
(7) R. Scott Tracey is the son-in-law of an officer and director of the Company. Such officer and director disclaims any beneficial ownership in the common stock held.
(8) World Capital Funding, LLC is a private corporation controlled by Keith A. Mazer and received its shares and options in payment of fees for arranging a portion of the sales of our shares in February 1999. Included in the stock options are 100,000 shares exercisable over a five year period commencing in May 1999 with 50,000 shares at $1.00 per share and 50,000 shares at $1.50 per share.

DETERMINATION OF OFFERING PRICE - Option Holders
The exercise price of the outstanding options of $.01 per share is significantly less than the current market price of the common stock. This exercise price, which equals the par value of the common stock, was determined in arms-length negotiations with the option holders. In such negotiations the option holders, as described below, exchanged certain rights to obtain additional shares of common stock, for the options to acquire the shares that are included in this prospectus. The option holders purchased or received for services shares of common stock from us at various dates at the then current market price. As an inducement to the sale or receipt, we agreed to issue a limited number of additional shares to such persons in the event that the average bid price on the five trading days prior to the sale of the original shares is less than 125% of their purchase price. Additional shares, if necessary, were to have been issued so that the total shares held by each such person times the 5-day average bid
price equals 125% of the amount paid for the common stock.   The total shares
held, for the purpose of that calculation, do not include prior or subsequent acquisitions and assume no sales of the original shares purchased. Pursuant to negotiations with such persons, those stock rights were converted to stock options in November 1999, exercisable under the same terms that the additional shares were issuable. To the best of our knowledge, none of the option holders are broker dealers or affiliated with any broker dealers.


PLAN OF DISTRIBUTION - Sales by Selling Stockholders
This prospectus relates to the public offer and sale by certain selling stockholders of 217,327 shares of common stock currently held by selling stockholders.

The common stock to be sold by the selling stockholders may be sold by them from time to time directly to purchasers. Alternatively, the selling stockholders may, from time to time, offer the common stock through dealers or brokers, who receive compensation in the form of commissions from the selling stockholders and/or the purchasers of the common stock for whom they act as agents. As of the date of this prospectus, no selling stockholder has advised us that it has entered into any agreement or understanding with any dealer or broker for the offer or sale of the common stock. The selling stockholders may enter into such agreements or understandings in the future. The selling stockholders may also offer some or all of the common stock through market transactions on OTCBB, on which our common stock is traded. Sales of the common stock through brokers may be made by any method of trading authorized by OTCBB, including block trading in negotiated transactions. Any such sale of common stock by selling stockholders must be accompanied by, or follow the delivery of, a prospectus filed with a current registration statement relating to the common stock being offered, unless a selling stockholder elects to rely on Rule 144 or another exemption from the registration requirements in connection with a particular transaction. Without limiting the foregoing, such brokers may act as dealers purchasing any or all of the common stock covered by this prospectus. Sales of common stock are, in general, expected to be made at the market price prevailing at the time of each such sale; however, prices in negotiated transactions may differ considerably. No selling stockholder has advised us that it anticipates paying any consideration, other than usual and customary broker's commissions, in connection with sales of the common stock. The selling stockholders are acting independently of us in making decisions with respect to the timing, manner and size of each sale. We have advised each of the selling stockholders that in connection with the sale of the common stock they will be subject to the market manipulation rules of Regulation M promulgated by the Securities and Exchange Commission.


We have agreed to indemnify and hold harmless the selling stockholders (other than selling stockholder Franklin J. Stermole) and each of their respective officers, directors or persons controlling the selling stockholders from and against any claim or liability under the Securities Act of 1933, as amended, or otherwise if such liability or claim arises out of a material untrue statement or a material omission in the registration statement of which this prospectus is a part. We also have agreed to reimburse the selling stockholders for all legal and other expenses incurred by them in connection with investigating or defending any such claim as and when such expenses are incurred. This obligation to indemnify does not apply, however, if the liability arises from a material untrue statement or a material omission in reliance upon or in conformity with written information furnished to us by the selling stockholder.

The selling stockholders (other than selling stockholder Franklin J. Stermole) have agreed to indemnify and hold us, our directors, our officers who sign the registration statement and each person who controls us, harmless from and against any claim or liability under the Act or otherwise if such claim or liability arises our of a material untrue statement or a material omission was made in reliance upon or in conformity with written information furnished to us by the selling stockholder expressly for use in the registration statement.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

PLAN OF DISTRIBUTION - Option Holders
No underwriting discounts or commissions or any dealers compensation will be paid in connection with the issuance of common stock upon any exercise of the options.

DESCRIPTION OF COMMON STOCK

Our authorized capital stock consists of 50,000,000 shares of common stock, $0.01 par value per share. All of our issued and outstanding stock is fully paid and nonassessable. Holders of common stock are entitled to receive dividends, when and if declared by the Board of Directors, out of funds legally available therefore and to share ratably in our net assets upon liquidation. Holders of common stock do not have preemptive rights to subscribe for additional shares, nor are there any redemption or sinking fund provisions associated with the common stock. There are currently 26,703,755 shares of common stock outstanding owned by approximately 9,000 persons and/or entities.

Holders of common stock are entitled to one vote per share on all matters requiring a vote of the shareholders. Since the common stock does not have cumulative voting rights in electing directors, the holders of more than a majority of the outstanding shares of common stock voting for the election of directors can elect all of the directors whose terms expire that year, if they so choose.

LEGAL MATTERS
Certain legal matters with respect to the legality of the securities offered and the organization and existence of our company have been passed upon for us by the Law Offices of Reed & Reed P.C., Suite 330, 1919 14th Street, Boulder, Colorado 80302.

EXPERTS
The consolidated financial statements which are incorporated by reference in this prospectus by reference from our Annual Report on Form 10-KSB, as amended, as of and for the year ended December 31, 1998, have been audited by Hein + Associates LLP, certified public accountants, as stated in their report, which are incorporated herein by reference, and have been so incorporated in reliance upon such report given the authority of that firm as experts in accounting and auditing.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

	The following table sets forth the various expenses payable by the Registrant in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimated except for the Securities and Exchange Commission registration fee. The Selling Stockholders will not be paying any of these expenses.

		SEC registration fee	                  $    26.67
		Printing and mailing expenses          $   500.00
		Legal fees and expenses	          	    $ 1,500.00
		Accounting fees and expenses	          $ 1,500.00
						                                 -----------
-
                      	      	Total		    $ 3,526.67
				               =================================

Item 15.  Indemnification of Directors and Officers.

	Article 7-109 of the Colorado Business Corporation Act authorizes the indemnification of directors and officers against liability incurred by reason of being a director or officer and against expenses (including attorney's fees), judgments, fines and amounts paid in settlement and reasonably incurred in connection with any action seeking to establish such liability, in the case of third-party claims, if the officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in the case of actions by or in the right of the corporation, if the officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and if such officer or director shall not have been adjudged liable to the corporation, unless a court otherwise determines. Indemnification is also authorized with respect to any criminal action or proceeding where the officer or director also had no reasonable cause to believe his conduct was unlawful.

	The above discussion of the Colorado Business Corporation Act is only a summary and is qualified in its entirety by the full text of the foregoing.

Article VIII of the Registrant's Bylaws provides as follows:

	Each past, present and future director and officer of the corporation shall be indemnified by the corporation against all expenses, penalties, and liabilities, including attorneys' fees, reasonably incurred by or imposed upon him in connection with any actual or threatened claim, demand, action or proceeding, whether civil or criminal, or in connection with any settlement thereof, to which he may be made a party, or in which he may become involved, by reason of his being or having been a director or officer of the corporation, whether or not he is a director or officer at the time such expenses, penalties or liabilities are incurred, except in cases where he shall be finally adjudged in such action or proceeding to be liable for willful misconduct in the performance of his duties as such director or officer. The right of indemnification herein provided shall be in addition to, and not exclusive of, all other rights to which such director or officer may be entitled and the right of indemnification herein provided shall inure to the benefit of the personal representatives of deceased directors and officers.

Item 16.  Exhibits.

Exhibit
Number		            	Description
3.1	      Amended and Restated Certificate of Incorporation of the Company (1)
3.2       Bylaws of the Company, as amended  (2)
4.1	      Specimen Common Stock Certificate (3)
5.1*	     Opinion of Law Office of Reed & Reed, P.C. as to legality of the shares
10.16*    Amendment to Securities Purchase Agreement dated November 1999
23.1*	    Consent of Hein + Associates LLP
23.2*	    Consent of Law Office of Reed & Reed, P.C. (contained in
          Exhibit 5.1)

*  Filed herewith.
-------------------------------------------------------------------------------

(1) Incorporated by reference from the Company's Annual Report on Form 10-KSB, as amended, for the year ended December 31, 1998.
(2) Incorporated by reference from the Company's Annual Report on Form 10-KSB for the year ended December 31, 1993.
(3) Incorporated by reference from the Company's Form S-3 Registration Statement, Registration No. 333-25465 declared effective July 23, 1997.

Item 17.  Undertakings.

	The undersigned registrant hereby undertakes:
	(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
	(2) That, for the purposes of determining any liability under the Securities Act of 1933 (the "Act", each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
	(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
	(4) That, for purposes of determining liability under the Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
	(5) That, insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

	Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant hereby certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement and any amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Golden, State of Colorado on December 20, 1999

						EARTH SCIENCES, INC.


Date:  December 20, 1999	      	/s/  Ramon E. Bisque
             		                 ---------------------------
               		               Ramon E. Bisque, Member of Executive
Committee

Date: December 20, 1999   	     /s/  Duane N. Bloom
            		                  ---------------------------
                            				Duane N. Bloom, Member of
Executive Committee

Date: December 20, 1999         /s/  Mark H. McKinnies
                  		            ---------------------------
                                Mark H. McKinnies, Member of Executive
                                Committee, President, Principal Financial and
                                Accounting Officer

	Pursuant to the requirements of the Securities Exchange Act of 1933, as amended, this Registration Statement and any amendment thereto has been signed below by the following persons in the capacities and on the dates indicated.

Date: December 20, 1999       		/s/  Ramon E. Bisque
                  			           --------------------------
                          						Ramon E. Bisque,
Director

Date: December 20, 1999       		/s/  Duane N. Bloom
                  			           --------------------------
                          						Duane N. Bloom,
Director

Date: December 20, 1999       		/s/  Michael D. Durham
                  	             --------------------------
                           					Michael D. Durham,
Director

Date: December 20, 1999	       	/s/  Robert H. Lowdermilk
                             			--------------------------
                            				Robert H. Lowdermilk, Director

Date: December 20, 1999       		/s/  Mark H. McKinnies
                            				--------------------------
                          						Mark H. McKinnies,
Director